Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Forms S-3 Nos. 333-111276 and 333-127222), of Convera Corporation and in the related Prospectuses of our reports dated March 21, 2006, with respect to the consolidated financial statements of Convera Corporation, Convera Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Convera Corporation, included in this Annual Report (Form 10-K) for the year ended January 31, 2006.

/s/ ERNST & YOUNG LLP

McLean, Virginia
March 26, 2006